Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock
of
CTI GROUP (HOLDINGS) INC.
at
$0.61 per Share
by
NEW ACQUISITIONS CORPORATION,
an indirect wholly owned subsidiary of

ENGHOUSE SYSTEMS LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON DECEMBER 4, 2015, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of October 18, 2015 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among CTI Group (Holdings) Inc., a Delaware corporation (“CTI”), Enghouse Systems Limited, an Ontario corporation (“Enghouse”), and New Acquisitions Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Enghouse (“Purchaser”). Purchaser is offering to purchase all of the shares of Class A Common Stock, par value $0.01 per share (the “Shares”), of CTI that are issued and outstanding at a price of $0.61 per Share (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, as promptly as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into CTI (the “Merger”), with CTI continuing as the surviving corporation in the Merger and an indirect wholly owned subsidiary of Enghouse. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17—“Certain Legal Matters; Regulatory Approvals—Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Enghouse or Purchaser and Shares held in treasury of CTI or by any of its wholly owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF CTI UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

After careful consideration, the board of directors of CTI (the “CTI Board”) has unanimously (i) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of CTI’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) recommended that CTI’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement, and (iv) directed that the adoption of the Merger Agreement be submitted, as promptly as practicable upon consummation of the Offer, to CTI’s stockholders if required to consummate the Merger under the General Corporation Law of the State of Delaware (the “DGCL”).

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that were not actually delivered prior to the Expiration Date (as defined below)) and not validly withdrawn prior to 9:00 A.M., New York City time, on December 4, 2015 (the “Expiration Date,” unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire) that number of Shares that would represent at least sixty-seven percent (67%) of all Shares outstanding at the time the Shares are accepted for payment; and (ii) other customary conditions as described in this Offer to Purchase. See Section 15—“Conditions to the Offer.”

A summary of the principal terms of the Offer appears on pages i through vii. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

November 4, 2015

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery.”

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D.F. King & Co., the information agent for the Offer, may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Securities Sought:	All of the shares of Class A Common Stock, par value $0.01 per share (the “Shares”), of CTI Group (Holdings) Inc., a Delaware corporation (“CTI”), that are issued and outstanding.

Price Offered Per Share:	$0.61 per Share (the “Offer Price”), without interest, less any applicable withholding taxes.

Scheduled Expiration Date:	9:00 A.M., New York City time, on December 4, 2015, unless the Offer (as defined below) is extended.

Purchaser:	New Acquisitions Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Enghouse Systems Limited, an Ontario corporation (“Enghouse”).

CTI Board Recommendation:	The board of directors of CTI (the “CTI Board”) has unanimously (i) declared that the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer (as defined below) and the Merger (as defined below), are fair to and in the best interests of CTI’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) recommended that CTI’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement; and (iv) directed that the adoption of the Merger Agreement be submitted, as promptly as practicable upon consummation of the Offer, to CTI’s stockholders if required to consummate the Merger under the DGCL.

The following are some questions that you, as a stockholder of CTI, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

We are an indirect wholly owned subsidiary of Enghouse, incorporated under the laws of the State of Delaware and were formed for the purpose of making the Offer and thereafter consummating the merger (the “Merger”) with and into CTI, with CTI continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and as an indirect wholly owned subsidiary of Enghouse. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. Enghouse is a corporation incorporated under the laws of Ontario. See the “Introduction” and Section 8—“Certain Information Concerning Purchaser and Enghouse.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1—“Terms of the Offer.”

Why are you making the Offer?

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of October 18, 2015, by and among CTI, Enghouse and us (as it may be amended, modified or supplemented from time to time in accordance with its

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terms, the “Merger Agreement”), in order to acquire control of, and ultimately following the Merger, the entire equity interest in, CTI, while allowing CTI’s stockholders an opportunity to receive the Offer Price promptly (and in any event within three business days after our acceptance of such Shares) by tendering their Shares pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Enghouse and CTI will consummate the Merger as promptly as practicable thereafter. At the effective time of the Merger (the “Effective Time”), CTI, as the Surviving Corporation, will become an indirect wholly owned subsidiary of Enghouse. See Section 12—“Purpose of the Offer; Plans for CTI; Other Matters.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $0.61 per Share, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

What does the CTI Board recommend?

After careful consideration, the CTI Board has unanimously (i) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of CTI’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) recommended that CTI’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement, and (iv) directed that the adoption of the Merger Agreement be submitted, as promptly as practicable upon consummation of the Offer, to CTI’s stockholders if required to consummate the Merger under the DGCL.

See the “Introduction” and Section 12—“Purpose of the Offer; Plans for CTI; Other Matters” and CTI’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities and Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to CTI’s stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

(a) there being validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that were not actually delivered prior to the Expiration Date (as defined below)) and not validly withdrawn prior to the Expiration Date that number of Shares that would represent at least sixty-seven percent (67%) of all Shares outstanding immediately prior to the time the Shares are accepted for payment (the “Minimum Condition”); and

(b) other customary conditions described in Section 15—“Conditions to the Offer.”

We and Enghouse may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without CTI’s consent. See Section 15—“Conditions to the Offer.”

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

Do you have the financial resources to pay for all Shares?

Yes. The total amount of funds required by us to purchase all Shares pursuant to the Offer and the Merger and to pay related fees and expenses is approximately $22.8 million. Enghouse, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Enghouse expects to fund such cash requirements from its available cash on hand. See Section 9—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender pursuant to the Offer?

No. We do not believe our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all Shares solely for cash;

•	Enghouse has sufficient funds, through cash on hand, to provide us with the requisite cash to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger;

•	the consummation of the Offer is not subject to any financing condition; and

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price).

See Section 9—“Source and Amount of Funds” and Section 11—“The Merger Agreement; Other Agreements.”

What percentage of Shares do you or your affiliates currently own?

Neither we nor Enghouse nor any of our respective affiliates currently own any Shares.

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

Yes. In connection with the execution of the Merger Agreement, we and Enghouse have entered into tender and support agreements, dated as of October 18, 2015 (collectively, the “Tender and Support Agreements”), with each of the Supporting Stockholders (as defined in Section 11—“The Merger Agreement; Other Agreements—Tender and Support Agreements”), pursuant to which, among other things, the Supporting Stockholders have agreed to tender all of their Shares pursuant to the Offer, and, subject to certain exceptions, not to withdraw or transfer any of the Shares that are subject to the Tender and Support Agreements. As of the date of the Offer, the Supporting Stockholders owned in the aggregate, indirectly or directly, Shares representing approximately 74.6% of all outstanding Shares, based upon information provided by CTI and the Supporting Stockholders. See Section 11—“The Merger Agreement; Other Agreements—Tender Support Agreements.”

Do I have to vote to approve the Offer or the Merger?

Your vote is not required to approve the Offer. You simply need to tender your Shares if you choose to do so. However, the Offer can be completed only if, among other things, the Minimum Condition is satisfied.

The CTI Board has approved and adopted the Merger Agreement. The CTI stockholders will be required to approve the Merger Agreement only if we do not acquire at least 90% of the outstanding Shares in the Offer, and any subsequent exercise of the Top-Up Option (as defined below) or otherwise, in which case we would not be able to consummate the Merger as a “short-form” merger pursuant to Section 253 of the DGCL and would need the approval of the CTI stockholders in order to effectuate the merger.

Any solicitation of proxies or consents from CTI stockholders to adopt the Merger Agreement will be made pursuant to separate materials complying with the rules and regulations of the SEC.

How long do I have to decide whether to tender pursuant to the Offer?

You will be able to tender your Shares pursuant to the Offer until 9:00 A.M., New York City time, on December 4, 2015 (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Signature Guarantees”) may guarantee that the missing items will be received by American Stock Transfer & Trust Company, LLC, our depositary for the Offer (the “Depositary”), within three OTC Bulletin Board trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond the date that is the six (6) month anniversary of the date of the Merger Agreement (the “Outside Date”).

Pursuant to the Merger Agreement, we are required to extend the Offer:

•	for periods of not more than 15 business days each, but not beyond the Outside Date, in order to permit the satisfaction of all remaining conditions (subject to our and Enghouse’s right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we and Enghouse may not waive without CTI’s consent); and

•	for any period required by rule, regulation, interpretation or position of the SEC or its staff.

If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1—“Terms of the Offer.”

Following our acceptance and payment for Shares tendered in the Offer, we may, if required, in order to enable us to acquire 90% of the Shares then outstanding, provide for one “subsequent offering period” (the “Subsequent Offering Period”) (as provided in Rule 14d-11 under the Exchange Act (as defined below)) as determined in our sole discretion. During such Subsequent Offering Period all Shares that are validly tendered pursuant to the Offer will be immediately accepted for payment by the Purchaser and the Purchaser will immediately pay for such Shares at the Offer Price.

What is the difference between an extension of the Offer and the Subsequent Offering Period?

Except as described in the next sentence, if the Offer is extended, no Shares will be accepted or paid for until following the Expiration Time (as so extended), and you will be able to withdraw your Shares until the Expiration Time.

The Subsequent Offering Period, if it is provided, would occur after the Share Acceptance Time (as defined below) and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Time. Shares that are validly tendered during a Subsequent Offering Period will be immediately accepted for payment by the Purchaser, the Purchaser will immediately pay for such Shares at the Offer Price and such Shares cannot be withdrawn. See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. See Section 1—“Terms of the Offer.”

If we elect to provide the Subsequent Offering Period, a public announcement of such period will be made not later than 9:00 A.M., New York City time, on the next business day following the previously scheduled Expiration Date of the Offer.

How do I tender my Shares pursuant to the Offer?

To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company (“DTC”). You should contact the institution that holds your Shares for more details.

If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within three OTC Bulletin Board trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—“Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery.”

See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn at any time after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 4—“Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

If the Offer is successful, will CTI continue as a public company?

No. If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Enghouse and CTI intend to consummate the Merger as promptly as practicable after the consummation of the Offer after which CTI, as the Surviving Corporation, will be an indirect wholly-owned subsidiary of Enghouse. Following the consummation of the Merger, we intend to cause CTI to be delisted from the OTC Bulletin Board and deregistered under the Securities Exchange Act of 1934, as amended, and the regulations thereunder (the “Exchange Act”), and the Shares will no longer be publicly traded. See Section 13—“Certain Effects of the Offer.” See Section 13—“Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

Yes. If at least such number of Shares as satisfies the Minimum Condition are validly tendered and received by us in the Offer, and the other conditions to the Merger are satisfied or waived (see Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—Merger Closing Conditions”), then, in accordance with the terms of the Merger Agreement, we will complete the Merger. See Section 13—“Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of us, Enghouse or CTI are under any obligation to pursue or consummate the Merger if the Offer has not been first consummated.

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares,

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exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value, in lieu of the consideration that such holder of Shares would be entitled to receive pursuant to the Merger Agreement. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17—“Certain Legal Matters; Regulatory Approvals—Appraisal Rights.”

If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?

Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Enghouse and CTI will consummate the Merger as promptly as practicable. If the Merger is consummated, then stockholders who did not tender their Shares pursuant to the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares pursuant to the Offer (that is, the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares pursuant to the Offer and not tendering your Shares pursuant to the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Offer or the Merger.

See Section 11—“The Merger Agreement; Other Agreements” and Section 13—“Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

The closing price for the Shares reported on the OTC Bulletin Board was $0.3456 per Share on October 16, 2015, the last full day of trading prior to the announcement of the execution of the Merger Agreement.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—“Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15—“Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly (and in any event within three business days after our acceptance of such Shares) receive an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price, in cash, without interest, less any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price for all validly tendered Shares accepted for payment with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing your Shares or a confirmation of a book-entry transfer of your Shares as described in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer of your Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares”) in lieu of such Letter of Transmittal, and (iii) any other required documents for your Shares. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

What is the Top-Up Option and when could it be exercised?

If we acquire less than 90% of the outstanding Shares in the Offer, we have the option in specified circumstances to purchase from CTI additional Shares sufficient to cause us to own more than 90% of the Shares then outstanding (the “Top-Up Option”). The purpose of the Top-Up Option is to permit us to consummate the Merger as a “short-form” merger pursuant to Section 253 of the DGCL and without convening a meeting of the stockholders of CTI. See Section 11—“Purpose of the Offer; Plans for CTI; Other Matters” and Section 12—“The Merger Agreement; Other Agreements.”

What will happen to my equity awards in the Offer?

The Offer is being made only for Shares, and not for options to acquire Shares (“CTI Options”), restricted stock units of CTI (“CTI RSUs”) or warrants to acquire Shares (“CTI Warrants”). Holders of outstanding CTI Options, CTI RSUs or CTI Warrants may participate in the Offer only if they become vested in such CTI Options, CTI RSUs or CTI Warrants, as applicable, and settle them for Shares in accordance with the terms of such instruments and tender the Shares, if any, issued in connection with such vesting and settlement. Any such settlement needs to be completed sufficiently in advance of the Expiration Date to assure that the holder of such outstanding CTI Options, CTI RSUs or CTI Warrants, as applicable, will have sufficient time to comply with the procedures for tendering Shares described below in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

At the Effective Time, each CTI Option and CTI Warrant that is outstanding, whether or not vested or exercisable, as of immediately prior to the Effective Time will automatically, without any action on the part of the holder, be cancelled and converted into the right to receive a bonus equal to an amount in cash equal to the excess, if any, of the Offer Price over the exercise price per Share previously subject to such CTI Option or CTI Warrant, as applicable, multiplied by the number of Shares previously subject to such CTI Option or CTI Warrant, as applicable. At the Effective Time, each CTI RSU that is outstanding, whether or not vested, as of immediately prior to the Effective Time, without any action on the part of the holder, will be cancelled and converted into the right to receive a bonus equal to an amount in cash equal to the Offer Price multiplied by the number of Shares previously subject to such CTI RSU.

See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—Treatment of CTI Options, CTI RSUs and CTI Warrants.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”). In general, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the Offer or the Merger and your adjusted tax basis in your Shares exchanged therefor. If you are a U.S. Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-U.S. Holder (as defined in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), you should not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange in the Merger unless (A) you have owned directly or indirectly more than 5% of the outstanding Shares at any time during the Testing Period (as defined in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger—Non-U.S. Holders—FIRPTA Tax”) or (B) Shares are not “regularly traded on an established securities market” for U.S. federal income tax purposes at the effective time of the sale pursuant to the Offer or the Merger. You are urged to consult your tax advisor about the particular tax consequences to you of tendering your Shares pursuant to the Offer or exchanging your Shares in the Merger. See Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

To whom should I talk if I have additional questions about the Offer?

You may call D.F. King & Co., the Information Agent, toll-free at (866) 721-1618.

To the Holders of Shares of Common Stock of CTI Group (Holdings) Inc.:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among Enghouse, CTI and us. We are offering to purchase all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3—“Procedures for Accepting the Offer and Tendering Shares—Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 18—“Fees and Expenses.”

Subject to the provisions of the Merger Agreement, as promptly as practicable following the consummation of the Offer, we, Enghouse and CTI will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or as specified in the Certificate of Merger, at which time CTI will become the Surviving Corporation and an indirect wholly owned subsidiary of Enghouse. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17—“Certain Legal Matters; Regulatory Approvals—Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Enghouse or Purchaser and Shares held in the treasury of CTI or by any of its wholly owned subsidiaries (in each case, other than any such Shares held in a fiduciary capacity or otherwise on behalf of third parties), which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor (the “Cancelled Shares”).

Section 11—“The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

After careful consideration, the CTI Board has unanimously (i) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of CTI’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) recommended that CTI’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement, and (iv) directed that the adoption of the Merger Agreement be submitted, as promptly as practicable upon consummation of the Offer, to CTI’s stockholders if required to consummate the Merger under the DGCL.

A more complete description of the CTI Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to CTI’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other customary conditions described in Section 15—“Conditions to the Offer.”

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According to CTI, as of October 11, 2015, there were 29,880,261 issued and outstanding Shares. Assuming that no other Shares were or are issued after October 11, 2015, the Minimum Condition would be satisfied if at least 20,019,775 Shares are validly tendered and not properly withdrawn prior to the Expiration Date. Certain stockholders, including all the directors of CTI, who own, directly or indirectly, in the aggregate, 22,278,792 outstanding Shares have agreed to tender all of their Shares pursuant to the Offer, and, subject to certain exceptions, not to withdraw or transfer any of the Shares.

After the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Enghouse, we and CTI will cause the Merger to become effective as promptly as practicable. The Merger Agreement provides that, from and after the Effective Time, until successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the officers of CTI immediately prior to the Effective Time will be the officers of the Surviving Corporation and (ii) our directors immediately prior to the Effective Time will be the directors of the Surviving Corporation.

Following our acceptance and payment for Shares tendered in the Offer, we may, if required, in order to enable us to acquire 90% of the Shares then outstanding, provide for the Subsequent Offering Period as determined in our sole discretion. During such Subsequent Offering Period all Shares that are validly tendered pursuant to the Offer will be immediately accepted for payment by the Purchaser and the Purchaser will immediately pay for such Shares at the Offer Price. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Pursuant to the Merger Agreement, CTI granted to the Purchaser the Top-Up Option to purchase, exercisable only after the acceptance for payment of Shares in the Offer, to purchase, at a price per Share equal to the Offer Price, additional Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned, directly or indirectly, by Enghouse or the Purchaser, will constitute one Share more than 90% of the Shares then outstanding (after giving effect to the exercise of the Top-Up Option).

The purpose of the Top-Up Option is to permit us to obtain at least 90% of the outstanding Shares and to thereafter consummate the Merger as a “short-form” merger pursuant to Section 253 of the DGCL without convening a meeting of or obtaining approval of the stockholders of CTI. Following the Offer, if the Purchaser does not own at least 90% of the outstanding Shares, the approval of the stockholders of CTI is required to consummate the Merger. In such case, the approval of the Merger at a meeting of the stockholders of CTI would be assured because of Purchaser’s ownership of at least a majority of the Shares following completion of the Offer. See Section 11—“ Purpose of the Offer; Plans for CTI; Other Matters” and Section 12—“The Merger Agreement; Other Agreements.”

Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation of which class there are outstanding shares that, absent Section 253 of the DGCL, would be entitled to vote on such merger, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Upon the terms and subject to the conditions of the Merger Agreement, in the event that the Purchaser acquires at least 90% of the then-outstanding Shares pursuant to the Offer and any subsequent exercise of the Top-Up Option, the parties have agreed to use reasonable efforts to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions in the Merger Agreement. See Section 12—“Merger Agreement; Other Agreements.”

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value, in lieu of the consideration that such holder of Shares would be entitled to receive pursuant to the Merger Agreement. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17—“Certain Legal Matters; Regulatory Approvals—Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

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THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will promptly accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4—“Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon the satisfaction of the Minimum Condition and the other customary conditions described in Section 15—“Conditions to the Offer.”

We and Enghouse expressly reserve the right from time to time to waive any of the conditions described in Section 15—“Conditions to the Offer” to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that neither we nor Enghouse will, without the prior written consent of CTI, (i) waive or amend the Minimum Condition, (ii) change the form of consideration paid pursuant to the Offer, decrease the Offer Price or the number of Shares sought in the Offer, impose additional conditions to the Offer or otherwise amend or modify the Offer in any manner adverse to the holders of Shares or (iii) extend the Expiration Date other than as required or permitted by the Merger Agreement.

Pursuant to the Merger Agreement, following the consummation of the Offer and satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Enghouse and CTI will take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable.

The Merger Agreement separately provides that we are required to extend the Offer for periods of not more than 15 business days each, but not beyond the Outside Date, in order to permit the satisfaction of all remaining conditions (subject to our and Enghouse’s right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we and Enghouse may not waive without CTI’s consent) and for any period required by rule, regulation, interpretation or position of the SEC or its staff, provided that we are not obligated to extend the Offer beyond the Outside Date.

Following our acceptance and payment for Shares tendered in the Offer, we may, if required, in order to enable us to acquire 90% of the Shares then outstanding, provide for the Subsequent Offering Period as determined in our sole discretion. During such Subsequent Offering Period all Shares that are validly tendered pursuant to the Offer will be immediately accepted for payment by the Purchaser and the Purchaser will immediately pay for such Shares at the Offer Price. If we elect to provide the Subsequent Offering Period, a public announcement of such period will be made not later than 9:00 A.M., New York City time, on the next business day following the previously scheduled Expiration Date of the Offer.

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the time we accept for payment Shares tendered in the Offer (the “Share Acceptance Time”) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4—“Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and

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subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on CTI’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will promptly accept for payment and promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer If the Purchaser includes a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	for Shares held as physical certificates, the certificates evidencing such Shares (“Certificates”) or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at DTC, in each case pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares;”

•	a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

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All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and CTI.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to Enghouse or one or more direct or indirect wholly owned subsidiaries of Enghouse the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for a CTI stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•	for Shares held as physical certificates, the Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date;

•	for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “—Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date; or

•	for Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC’s systems tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

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For Shares to be validly tendered during a Subsequent Offering Period, if any, you must comply with the foregoing procedures, except that required documents and Certificates must be received during the Subsequent Offering Period.

Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution in the circumstances described in the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•	the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depositary within three OTC Bulletin Board trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and CTI.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Share Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, Enghouse, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

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Appointment as Proxy. By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of CTI’s stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Share Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of CTI’s stockholders.

CTI Options, CTI RSUs and CTI Warrants. The Offer is made only for outstanding Shares and is not made for any CTI Options, CTI RSUs or CTI Warrants. See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement— Treatment of CTI Options, CTI RSUs and CTI Warrants” for a description of the treatment of the CTI Options, CTI RSUs and CTI Warrants.

Backup Withholding. To prevent federal “backup withholding” with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. See Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn at any time after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. In the event we provide the Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment prior to the commencement of such Subsequent Offering Period.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering

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stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, Enghouse, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) that receive cash in exchange for their Shares pursuant to the Offer or the Merger. This summary does not address the U.S. federal income tax consequences of any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire Shares, including CTI Options, CTI RSUs and CTI Warrants. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations (“Treasury Regulations”) promulgated thereunder and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. No ruling has been or will be sought from the IRS regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those discussed below.

This summary assumes that Shares are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this summary does not address the tax treatment of special classes of holders of Shares subject to special tax rules, including, for example:

•	banks

•	financial institutions

•	regulated investment companies

•	real estate investment trusts

•	tax-exempt entities (including private foundations)

•	insurance companies

•	persons holding Shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle”

•	persons that have acquired Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services

•	U.S. expatriates

•	persons subject to the alternative minimum tax

•	persons that own or are treated as owning (or owned or are treated as having owned) 10% or more of CTI’s voting stock

•	brokers, dealers or traders in securities or currencies

•	controlled foreign corporations or passive foreign investment companies

•	U.S. Holders whose functional currency is not the U.S. dollar

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This summary does not address estate and gift tax consequences or tax consequences under any state, local or non-U.S. laws.

As used herein, “U.S. Holder” means a beneficial owner of Shares that is: (1) a citizen of or an individual resident of the United States, as determined for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if either (A) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this section, a “Non-U.S. Holder” means a beneficial owner of Shares that is an individual, corporation, estate or trust that is not a U.S. Holder as described above.

If a pass-through entity, including a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of Shares, the U.S. federal income tax treatment of an owner or partner will generally depend upon the status of such owner or partner and upon the activities of the pass-through entity. A U.S. person that is an owner or partner of a pass-through entity that holds Shares is urged to consult its own tax advisor regarding the tax consequences of selling Shares pursuant to the Offer or the Merger.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES AND NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH HOLDER IS MADE. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM UNDER U.S. FEDERAL, STATE AND LOCAL, AND APPLICABLE NON-U.S. TAX LAWS OF THE SALE OF SHARES PURSUANT TO THE OFFER OR THE MERGER.

U.S. Holders.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss upon the sale of Shares pursuant to the Offer or the Merger in an amount equal to the difference, if any, between (i) the amount of cash received upon the sale pursuant to the Offer or the Merger and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, such U.S. Holder has held the Shares for more than one year. Long-term capital gains of certain non corporate taxpayers (including individuals) generally will be taxed at preferential rates. The deductibility of capital losses is subject to limitations under the Code.

Non-U.S. Holders.

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized upon the sale of Shares pursuant to the Offer or the Merger unless:

•	the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “—U.S. Trade or Business Income” below.

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met, in which case such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

•	CTI is or has been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of the sale pursuant to the Offer or the Merger, whichever is applicable, and the Non-U.S. Holder’s holding period for the Shares, in which case, such gain will be taxed as (and to the extent) described in “—FIRPTA Tax” below.

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U.S. Trade or Business Income.

For purposes of this discussion, gain recognized upon the sale of Shares pursuant to the Offer or the Merger by a Non-U.S. Holder will be considered to be “U.S. trade or business income” if such gain is (i) effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States and (ii) if such Non-U.S. Holder is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, if such Non-U.S. Holder is an individual, a fixed base) that it maintains in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax; instead, such Non-U.S. Holder is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. If a Non-U.S. Holder is a corporation, any U.S. trade or business income that it receives may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

FIRPTA Tax.

A corporation generally is characterized as a USRPHC if the fair market value of the “United States real property interests” (“USRPIs”) owned by the corporation and its subsidiaries equals or exceeds 50% of the sum of (i) the fair market value of the worldwide real property interests owned by the group and (ii) the other assets used or held for use by the group in a trade or business. USRPIs include any interest (other than an interest solely as a creditor) in real property located in the United States. Real property includes land and unsevered natural products of the land, improvements on land and personal property associated with the use of real property. CTI has advised Enghouse that it believes that it is currently a USRPHC.

If CTI is or has been a USRPHC at any time during the shorter of (i) the five-year period preceding the effective time of the sale pursuant to the Offer or the Merger and (ii) the period during which a Non-U.S. Holder held its Shares (the “Testing Period”), then such Non-U.S. Holder will be subject to U.S. federal income tax at the regular graduated rates (the “FIRPTA Tax”) if such Non-U.S. Holder has owned, directly or indirectly, more than 5% of the Shares at any time during the Testing Period (a “Significant Shareholder”). For purposes of determining whether any Non-U.S. Holder owns more than 5% of the Shares, ownership is determined by applying certain constructive ownership rules. The FIRPTA Tax will not apply to any Non-U.S. Holder that is not a Significant Shareholder, provided that Shares are “regularly traded on an established securities market” at the effective time of the sale pursuant to the Offer or the Merger, whichever is applicable. If Shares are not so traded, all Non-U.S. Holders would be subject to the FIRPTA Tax. CTI expects that Shares will continue to be regularly traded on an established securities market for these purposes at all times leading up to and as of the effective time of the Merger.

The amount of gain recognized by a Non-U.S. Holder that is subject to the FIRPTA Tax will equal the excess, if any, of (i) the amount of any cash received over (ii) such Non-U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. A Non-U.S. Holder subject to the FIRPTA Tax will be required to file a U.S. federal income tax return with the IRS. An exemption from the FIRPTA tax or a reduced tax rate may be available under certain U.S. income tax treaties.

A person acquiring stock in a USRPHC from a non-U.S. shareholder of such USRPHC generally is required to deduct and withhold a tax equal to 10% of the amount realized by that non-U.S. shareholder on the sale or exchange of that stock (“FIRPTA Withholding”). However, no FIRPTA Withholding is required in respect of stock that is regularly traded on an established securities market. CTI expects that Shares will continue to be regularly traded on an established securities market at all times leading up to and as of the effective time of the Merger. Assuming that this expectation proves to be correct, neither CTI, Purchaser nor the Depositary will be required to, nor will they, deduct and withhold amounts on account of FIRPTA Withholding with respect to a Non-U.S. Holder’s sale of Shares pursuant to the Offer or the Merger.

Because of the complexity of the FIRPTA rules, Non-U.S. Holders are urged to consult their tax advisors to determine the possible application of the FIRPTA Tax and availability of an exemption or tax reduction under an applicable U.S. income tax treaty.

Information Reporting and Backup Withholding.

Information reporting requirements may apply to payments made to U.S. Holders in connection with the Offer and the Merger. Backup withholding (at a rate of 28%) may apply to payments pursuant to the Offer or the Merger, whichever is applicable, unless a U.S. Holder furnishes its taxpayer identification number, certifies that such number is correct, certifies that such U.S. Holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Certain U.S. Holders, including corporations, are generally not subject to backup withholding and information reporting requirements, provided they properly demonstrate their eligibility for exemption. U.S. persons that are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number

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and Certification). Each Non-U.S. Holder must submit an appropriate, properly completed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or successor form), as the case may be, certifying, under penalties of perjury, to such Non-U.S. Holder’s foreign status in order to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Holders are encouraged to consult their own tax advisors to determine whether they are exempt from these backup withholding requirements and the procedure for obtaining such exemption.

Additional Tax on Passive Income.

U.S. Holders that are individuals, estates or trusts, whose income exceeds certain thresholds, generally will be subject to an additional 3.8% tax on net investment income, including dividends on and capital gains from a sale or other taxable disposition of Shares, subject to certain limitations and exceptions. U.S. Holders are urged to consult their own tax advisors regarding the applicability to them of this tax on net investment income.

6.	Price Range of Shares; Dividends.

The Shares trade on the OTC Bulletin Board under the symbol “CTIG.”

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the OTC Bulletin Board as reported by the OTC Bulletin Board(1):

	High	Low
Fiscal 2013
Fourth Quarter	$0.36	0.24

Fiscal 2014
First Quarter	$0.35	$0.23
Second Quarter	0.38	0.24
Third Quarter	0.38	0.26
Fourth Quarter	0.43	0.30

Fiscal 2015
First Quarter	$0.55	$0.32
Second Quarter	0.75	0.25
Third Quarter (through September 30, 2015)	0.35	0.23

(1) Source: Bloomberg L.P.

According to CTI, as of October 11, 2015, there were (a) 29,880,261 issued and outstanding Shares, (b) 4,510,921 Shares were subject to outstanding CTI Options, (c) 1,392,253 Shares were subject to outstanding CTI RSUs and (d) 1,040,140 Shares were subject to outstanding CTI Warrants.

The closing price for the Shares reported on the OTC Bulletin Board was $0.3456 per Share on October 16, 2015, the last full day of trading prior to the announcement of the execution of the Merger Agreement.

We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares.

CTI has not declared or paid any cash dividends with respect to the Shares in the last two years. Under the terms of the Merger Agreement, CTI is not permitted to declare or pay any dividend in respect of the Shares without Enghouse’s prior written consent. See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of CTI.”

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7.	Certain Information Concerning CTI.

Except as otherwise set forth in this Offer to Purchase, the information concerning CTI contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.

General. CTI was incorporated in Pennsylvania in 1968 and reincorporated in the State of Delaware in 1988, pursuant to a merger of CTI into a wholly owned subsidiary formed as a Delaware corporation. In November 1995, CTI changed its name to CTI Group (Holdings) Inc. The principal executive offices of CTI are located at 333 North Alabama Street, Suite 240, Indianapolis, IN 46204, and the telephone number is (317) 262-4666.

CTI is an international provider of electronic invoice processing and management, enterprise communications management software and services solutions, and carrier class voice over internet protocol (VoIP) management applications.

Available Information. CTI files annual, quarterly and current reports, proxy statements and other information with the SEC. CTI’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document CTI files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CTI maintains a website at www.ctigroup.com. These website addresses are not intended to function as hyperlinks, and the information contained on CTI’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

8.	Certain Information Concerning Purchaser and Enghouse.

Purchaser. We are a Delaware corporation and an indirect wholly owned subsidiary of Enghouse and were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement and certain related agreements. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we will merge with and into CTI, with CTI continuing as the Surviving Corporation. Our principal executive offices are located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801. Our business telephone number is (905) 946-3200.

Enghouse. Enghouse is an Ontario corporation. The business address of Enghouse is 80 Tiverton Court, Suite 800, Markham, Ontario, Canada, L3R 0G4. The business telephone number for Enghouse is 905-946-3200.

Enghouse is a leading global provider of enterprise software solutions serving a variety of distinct vertical markets. Its strategy is to build a larger, profitable and more diverse software company through strategic acquisitions targeting the Contact Center, Networks (OSS/BSS) and Transportation/Public Safety sectors.

Additional Information. Certain information concerning the directors and executive officers of Enghouse is set forth in Annex A to this Offer to Purchase and certain information concerning our directors and executive officers is set forth in Annex B to this Offer to Purchase.

Except pursuant to the Tender and Support Agreements and as set forth elsewhere in this Offer to Purchase (including Section 10—“Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with CTI,” Section 11—“The Merger Agreement; Other Agreements,” Annex A and Annex B and as set forth below): (i) neither we nor Enghouse nor, to our knowledge or the knowledge of Enghouse after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of CTI, (ii) neither we nor Enghouse nor, to our knowledge or the knowledge of Enghouse after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of CTI during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor Enghouse nor, to our knowledge or the knowledge of Enghouse after reasonable inquiry, any of the persons listed on Annex A or Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of CTI, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us and Enghouse, its subsidiaries or, to our knowledge or the knowledge of Enghouse after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and CTI or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no

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negotiations, transactions or contracts between us, Enghouse, our or its subsidiaries or, to our knowledge or the knowledge of Enghouse after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and CTI or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Enghouse or any of our or its respective executive officers, directors or affiliates, on the one hand, and CTI or any of its executive officers, directors or affiliates, on the other hand, and (vii) during the past five years, neither we nor Enghouse nor, to our knowledge or the knowledge of Enghouse after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we and Enghouse have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and/or Enghouse with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Enghouse maintains a website at enghouse.com. These website addresses are not intended to function as hyperlinks, and the information contained on Enghouse’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.	Source and Amount of Funds.

We estimate that we will need approximately $22.8 million to purchase all Shares pursuant to the Offer and the Merger and to pay related fees and expenses. Enghouse, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Enghouse expects to fund such cash requirements from its available cash on hand.

We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the Offer is being made for all Shares solely for cash; (ii) in light of Enghouse’s financial capacity in relation to the amount of consideration payable in the Offer and as described above, Enghouse will provide us with sufficient funds immediately available to purchase all validly tendered Shares in the Offer and not properly withdrawn; (iii) the consummation of the Offer is not subject to any financing condition; and (iv) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (that is, the Offer Price).

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with CTI.

The following chronology summarizes the key meetings and events that led to Parent’s and Purchaser’s signing of the Merger Agreement. The chronology below covers only the key events leading up to the Merger Agreement and does not purport to catalogue every conversation between Parent and other parties.

In May 2015, CTI’s financial advisor Cherry Tree & Associates (“Cherry Tree”) contacted Parent to determine if Parent would be interested in participating in pursuing a corporate transaction with CTI. Parent indicated to Cherry Tree that it was interested and entered into a confidentiality agreement and received a copy of the offering memorandum relating to CTI on May 29, 2015.

On June 13, 2015, Cherry Tree requested that Parent submit an initial non-binding indication of interest no later than June 25, 2015.

In June 2015, Parent conducted due diligence investigations of CTI based on materials provided by CTI and discussions with Cherry Tree. Parent also participated in diligence meetings with CTI management.

On June 25, 2015, Parent submitted its initial indication of interest, which proposed an acquisition price for CTI of $0.48 per Share.

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On July 14, 2015, in an effort to be granted exclusivity, Parent increased its initial indication of interest from $0.48 to $0.54 per Share. CTI declined to grant Parent exclusivity, but informed Parent that it would be included in the next phase of the sale process with two other bidders.

In late July and August, CTI provided additional due diligence information through the online data room and conducted additional management meetings with Parent. After the management meetings, Cherry Tree held multiple discussions with Parent encouraging Parent to raise its bid price.

In August 2015, Cherry Tree contacted Parent and requested its “final and best” offer and Parent submitted its final bid which increased its bid to $0.61 per Share.

On August 31, 2015, Parent submitted a letter of intent to CTI that was set to expire later that day (the “Letter of Intent”). The Letter of Intent was non-binding, other than with respect to the exclusivity provisions.

On September 2, 2015, CTI’s legal counsel Duane Morris LLP (“Duane Morris”) provided comments to the Letter of Intent, including limiting the exclusivity period to October 1, 2015, reducing the proposed break-up fee and providing for an alternative definition of a “superior proposal.”

Between September 3, 2015 and September 9, 2015, CTI and Parent further negotiated the Letter of Intent.

On September 9, 2015, CTI and Parent entered into the Letter of Intent, which provided for exclusivity through October 19, 2015. CTI made subsequently available to representatives of Parent additional information in an online data room containing financial, operating, intellectual property, employment, legal and other information concerning CTI and its business, and representatives of Parent commenced Parent’s confirmatory due diligence process. From the signing of the Letter of Intent to the signing of the Merger Agreement, representatives of CTI and Parent met on numerous occasions to continue to facilitate the completion of Parent’s due diligence process. These meetings included in-person and telephonic diligence sessions and discussions with CTI’s management, including discussions regarding the sales, marketing, technology and operations of CTI.

On September 26, 2015, Cherry Tree delivered an initial draft of the Merger Agreement to Parent for its review. Parent proceeded to review.

On October 2, 2015, Parent delivered a mark-up of the Merger Agreement to Duane Morris for its review.

On October 6, 2015, Duane Morris delivered a revised draft of the Merger Agreement to Parent, which reflected revised terms, including the structure of the transaction as a tender offer, the cash condition at signing, circumstances under which the CTI Board could change its recommendation to CTI stockholders regarding the proposed transaction, the conditions under which the Merger Agreement could be terminated, and other terms addressing certainty of consummating the transactions contemplated by the Merger Agreement.

On October 8, 2015, representatives of Duane Morris and Parent discussed the applicability of certain provisions of the DGCL to the transactions and negotiated the terms and conditions of the Merger Agreement, including, among others, certain of CTI’s representations and warranties, the calculation of the cash on hand that CTI would be required to have upon signing the Merger Agreement, certain of CTI’s fiduciary outs and the various closing conditions of Parent and Purchaser contained in the Merger Agreement.

On October 12, 2015, Duane Morris delivered a draft form of the Tender and Support Agreement to Parent, which was proposed to be entered into by certain directors and officers of CTI. If the Merger Agreement is terminated for any reason, including as a result of the CTI Board exercising its fiduciary out, the Tender and Support Agreements automatically terminate.

On October 14, 2015, Parent delivered a revised draft of the Merger Agreement to Duane Morris for its review.

On October 16, 2015, representatives of Duane Morris and Parent negotiated the terms and conditions of the Merger Agreement, including, among others, the cash condition at signing, circumstances under which the CTI Board could change its recommendation to CTI stockholders regarding the proposed transaction, the conditions under which the Merger Agreement could be terminated, and other terms addressing certainty of consummating the transactions contemplated by the Merger Agreement.

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During the period between October 16, 2015 to October 18, 2015, Duane Morris and Parent continued to negotiate and exchange revised drafts of the Merger Agreement.

On October 18, 2015, CTI, Parent and Purchaser executed the definitive Merger Agreement and all of CTI’s directors and Mr. Habegger entered into the Tender and Support Agreements.

On the morning of October 19, 2015, before the opening of quotation on the OTC Bulletin Board, CTI and Parent issued a joint press release announcing the execution of the Merger Agreement and the Offer and the Merger contemplated by the Merger Agreement.

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—“Certain Information Concerning Purchaser and Enghouse—Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Enghouse, us and CTI or any of their respective affiliates contained in this Offer to Purchase or in CTI’s public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Enghouse, us and CTI or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Enghouse, us and CTI were qualified and subject to important limitations agreed to by Enghouse, us and CTI in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases representations, warranties and agreements of CTI are qualified by disclosures set forth in schedules that were provided by CTI to us and Enghouse but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will commence the Offer as promptly as practicable after (and in any event within fifteen business days of) the date of the initial public announcement of the Merger Agreement. Subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by us of the other conditions that are described in Section 15—“Conditions to the Offer,” we will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer after the Expiration Date. The initial Expiration Date will be 9:00 A.M., New York City time, on December 4, 2015.

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—“Conditions to the Offer.” The Offer conditions are for the sole benefit of Enghouse and us, and we or Enghouse may waive, in whole or in part, any condition to the Offer from time to time, in our or its sole discretion, provided that we and Enghouse may not waive the Minimum Condition without the prior written consent of CTI.

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Extensions of the Offer

The Merger Agreement provides that we will extend the Offer (i) for periods of not more than 15 business days each, but not beyond the Outside Date, in order to permit the satisfaction of all remaining conditions (subject to our and Enghouse’s right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we and Enghouse may not waive without CTI’s consent), and (ii) for any period required by rule, regulation, interpretation or position of the SEC or its staff, provided that we are not obligated to extend the Offer beyond the Outside Date.

Following our acceptance and payment for Shares tendered in the Offer, we may, if required, in order to enable us to acquire 90% of the Shares then outstanding, provide for the Subsequent Offering Period as determined in our sole discretion. During such Subsequent Offering Period all Shares that are validly tendered pursuant to the Offer will be immediately accepted for payment by the Purchaser and the Purchaser will immediately pay for such Shares at the Offer Price.

Top-Up Option

Pursuant to the Merger Agreement, CTI granted to the Purchaser the Top-Up Option, exercisable only after the acceptance for payment of Shares in the Offer, to purchase, at a price per Share equal to the Offer Price, additional Shares equal to the lowest number of Shares that, when added to the number of Shares owned, directly or indirectly, by the Purchaser or Enghouse, will constitute one Share more than 90% of the Shares then outstanding (after giving effect to the exercise of the Top-Up Option). The aggregate par value of the Shares issued pursuant to the Top-Up Option is to be paid in cash and the balance of the aggregate price is to be paid by delivery of a promissory note which will be full recourse against the Purchaser and Enghouse, bearing interest at 5% per annum, and having a maturity of one year unless repayment is earlier demanded by CTI.

CTI Board Recommendation

The CTI Board has, at a meeting duly called and held, unanimously (i) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of CTI’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) recommended that CTI’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement (item (iii), the “CTI Board Recommendation”), and (iv) directed that the adoption of the Merger Agreement be submitted, as promptly as practicable upon consummation of the Offer, to CTI’s stockholders if required to consummate the Merger under the DGCL.

The Merger

The Merger Agreement provides that, following the consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time we will be merged with and into CTI and, as a result of the Merger, our separate corporate existence will cease.

Certificate of Incorporation; Bylaws. At the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws, (i) our certificate of incorporation in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to the name of CTI, and (ii) our bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to the name of CTI.

Changes of Directors and Officers in Connection with the Offer and the Merger. The Merger Agreement provides that, from and after the Effective Time, until successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the officers of CTI immediately prior to the Effective Time will be the officers of the Surviving Corporation and (ii) our directors immediately prior to the Effective Time will be the directors of the Surviving Corporation.

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Merger Closing Conditions. The respective obligation of each party to effect the Merger is each subject to the satisfaction or waiver of each of the following conditions:

•	stockholder approval shall have been obtained or all conditions of applicable law required to be satisfied to effect the Merger as a “short-form” merger pursuant to Section 253 of the DGCL shall have been satisfied;

•	no temporary restraining order, preliminary or permanent injunction or other judgment or ruling issued by any governmental entity of competent jurisdiction shall be in effect restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger, and there shall not be in effect any law enacted, promulgated or deemed applicable to the Merger by any governmental entity which restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger; and

•	Purchaser (or Enghouse on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not properly withdrawn in accordance with the terms of the Merger Agreement and the Offer.

Merger Consideration. At the Effective Time, each Share then outstanding (other than Cancelled Shares and Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17—“Certain Legal Matters; Regulatory Approvals—Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes.

Payment for Shares. Prior to the Effective Time, Enghouse will designate, pursuant to the terms of the Merger Agreement, a bank or trust company that is reasonably acceptable to CTI to act as paying agent (in such capacity, the “Paying Agent”) for the payment of the consideration payable in the Merger in respect of each Share outstanding immediately prior to the Effective Time (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17—“Certain Legal Matters; Regulatory Approvals—Appraisal Rights” and any Cancelled Shares) (each, an “Eligible Share”). At the Effective Time, Enghouse will deposit cash in an amount sufficient to pay the aggregate consideration payable in connection with the Merger.

As promptly as practicable after the Effective Time, Enghouse will cause to be sent to each holder of Shares represented by a Share Certificate (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger and any Cancelled Shares) (i) a Letter of Transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and which will otherwise be in customary form reasonably satisfactory to CTI and Enghouse) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the consideration payable to such holder in connection with the Merger. No holder of Book-Entry Shares will be required to deliver a Certificate or a Letter of Transmittal to the Paying Agent in order to receive the consideration payable to such holder in connection with the Merger in respect of such Book-Entry Shares.

Each holder of Eligible Shares will be entitled to receive the consideration payable to such holder in connection with the Merger (i) upon surrender to the Paying Agent of a Certificate for such Shares, together with a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (ii) upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Each Certificate or Shares represented by a book-entry position (“Book-Entry Shares”) so surrendered will forthwith be cancelled. Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the stockholders by any applicable withholding taxes.

If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Certificate is registered, such payment will only be made if the person requesting such payment pays any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Certificate or provides evidence that such tax has been paid or is not payable to the reasonable satisfaction of the Paying Agent.

The transmittal instructions will include instructions if the stockholder has lost a Certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by Enghouse or us, post a bond in such reasonable amount as Enghouse may direct, as indemnity against any claim that may be made against it, us, the Surviving Corporation or the Paying Agent in respect of such Certificate.

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Treatment of CTI Options, CTI RSUs and CTI Warrants

CTI Options. At the Effective Time, each CTI Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, will be, by virtue of the Merger and without any action on the part of Enghouse, Purchaser, CTI, the holder of the CTI Option or any other person or entity, cancelled, and in exchange therefor, each holder of such CTI Option will be entitled to receive a bonus equal to an amount in cash equal to the excess, if any, of the Offer Price over the exercise price per Share previously subject to such CTI Option multiplied by the number of Shares previously subject to such CTI Option (the “Option Amount”). Any person entitled to the Option Amount will be paid no later than twenty-five (25) calendar days following the Effective Time through the Paying Agent.

CTI RSUs. At the Effective Time, each CTI RSU that is outstanding immediately prior to the Effective Time, whether or not then vested, will be cancelled and converted into the right to receive a bonus equal to an amount in cash equal to the Offer Price multiplied by the number of shares subject to such CTI RSU (the “Restricted Stock Unit Amount”). Any person entitled to the Restricted Stock Unit Amount will be paid no later than twenty-five (25) calendar days following the Effective Time through the Paying Agent.

CTI Warrants. At the Effective Time, each CTI Warrant that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, will be, by virtue of the Merger and without any action on the part of Enghouse, Purchaser, CTI, the holder of the CTI Warrant or any other person or entity, cancelled, and in exchange therefor, each holder of such CTI Warrant will be entitled to receive a bonus equal to an amount in cash equal to the excess, if any, of the Offer Price over the exercise price per Share previously subject to such CTI Warrant multiplied by the number of Shares previously subject to such CTI Warrant (the “Warrant Amount”). Any person entitled to the Warrant Amount will be paid no later than twenty-five (25) calendar days following the Effective Time through the Paying Agent.

Representations and Warranties

The Merger Agreement contains representations and warranties of Enghouse, us and CTI.

Some of the representations and warranties in the Merger Agreement made by CTI are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, any change, effect, event, development, occurrence, condition or state of facts (each an “Effect”) will be deemed to have a “Material Adverse Effect” if such Effect, individually or in the aggregate with all other Effects, (i) is, or would reasonably be expected to be, materially adverse to CTI’s business, condition (financial or otherwise) or results of operations of CTI and its subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to prevent, materially impede, or materially delay the consummation of the Offer or the Merger or the performance by CTI of any of its material obligations under the Merger Agreement; provided, however, that any Effect resulting from or attributable to the following will not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur:

(i)	the economy or financial markets in general;

(ii)	the economic, business, financial or regulatory environment generally affecting the industry in which CTI operates;

(iii)	changes in law or applicable accounting regulations or principles or interpretations thereof;

(iv)	in and of itself, any change in CTI’s stock price or trading volume or any failure by CTI to meet any cash utilization, revenue, earnings or other similar projections;

(v)	the announcement or pendency of the Merger Agreement or the transactions contemplated hereby (or the performance thereof);

(vi)	changes in global or national economic or political conditions;

(vii)	an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis; or

(viii)	any Effect in existence on the date of the Merger Agreement or any adverse Effect that is cured by CTI;

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provided, however, that in the case of clauses (iii), (vi) and (vii), any Effect referred to shall not be excluded to the extent the same disproportionately affects (individually or together with other Effects) CTI and its subsidiaries, taken as a whole, as compared to other similarly situated persons operating in the same industry in which CTI and its subsidiaries operate.

In the Merger Agreement, CTI has made customary representations and warranties to Enghouse and us with respect to, among other things:

•	the due incorporation, valid existence, good standing and qualification to do business of CTI and its subsidiaries;

•	CTI’s capitalization;

•	the corporate authority and power of CTI to perform its obligations under the Merger Agreement;

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents or certain agreements of CTI and its subsidiaries or applicable laws, on the other hand;

•	the governmental authorizations necessary in connection with CTI’s obligations under the Merger Agreement;

•	CTI’s SEC filings and financial statements;

•	the absence of certain material undisclosed liabilities;

•	the absence of certain changes or events;

•	the absence of any material litigation or other legal proceedings, claims or investigations;

•	compliance with applicable laws and regulatory requirements, including possession of all governmental licenses and permits necessary to conduct its business;

•	the absence of certain undisclosed transactions with affiliates;

•	employee benefit matters, including the status of employee benefit plans;

•	tax matters, including filings of material tax returns and payment of material taxes;

•	environmental matters, including compliance of CTI and its subsidiaries with applicable environmental laws;

•	material contracts and the absence of any defaults under material contracts;

•	insurance coverage;

•	real property and equipment and title to assets;

•	intellectual property matters;

•	parties entitled to financial advisory fees based on CTI’s arrangements;

•	the inapplicability of any anti-takeover law to the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

•	the receipt by the CTI Board of a fairness opinion.

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In the Merger Agreement, we and Enghouse have made customary representations and warranties to CTI with respect to, among other things:

•	the due incorporation, valid existence, good standing and qualification to do business of Enghouse and us;

•	the corporate authority and power of Enghouse and us to perform our obligations under the Merger Agreement;

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and our organizational or governing documents and those of Enghouse, applicable laws or certain of our agreements and those of Enghouse, on the other hand;

•	the governmental authorizations necessary in connection with the obligations of Enghouse and us under the Merger Agreement;

•	availability of funds necessary to perform our respective obligations under the Merger Agreement, including the payment of the aggregate Offer Price and consideration payable in the Merger;

•	lack of ownership of Shares by Enghouse, us or our subsidiaries;

•	the absence of any material transaction-related litigation or other legal proceedings, claims or investigations;

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business of CTI

The Merger Agreement provides that, except as expressly required by the Merger Agreement, as required by applicable law or otherwise with the prior written consent of Enghouse, from the date of the Merger Agreement until the Share Acceptance Time, the business of CTI and its subsidiaries will be conducted in the ordinary course consistent with past practice and in compliance in all material respects with applicable law and CTI will use commercially reasonable efforts to preserve intact its and its subsidiaries’ business organization, and to preserve its present relationships with material customers, employees, licensees, licensors and other persons with which it or any of its subsidiaries has material business relations.

In addition, during the same period, except as expressly required by the Merger Agreement, as required by applicable law, or otherwise with the prior written consent of Enghouse, neither CTI nor any of its subsidiaries will take certain actions (subject to certain further exceptions to the individual restrictions set forth in the Merger Agreement, including, in certain circumstances, exceptions relating to CTI’s ordinary course of business consistent with past practice), including the following:

•	declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	issue or authorize the issuance of any shares of capital stock of any class, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire or receive any shares of capital stock or any other ownership interest (including any phantom interest) in CTI or any of its subsidiaries;

•	purchase, repurchase, redeem or otherwise acquire, directly or indirectly, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or any option, warrant or right, to acquire any such securities, or propose to do any of the foregoing;

•	(i) increase the compensation payable or to become payable to its current or former directors, officers or employees, (ii) hire any person or promote any person, (iii) grant any severance or termination pay to, or enter into, modify, amend, terminate or adopt, or promise to enter into, modify, amend, terminate or adopt, any golden parachute arrangement subject to Sections 280G and 4999 of the Code, or any benefit plan of CTI or other plan, contract, agreement or arrangement that would be a benefit plan of CTI, (iv) amend any existing stock option or other equity-based compensation or enter into any agreement under which any stock option or

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other equity-based compensation would be required to be issued, or (v) except as provided in the Merger Agreement, accelerate any rights or benefits, or make any material determinations, under any benefit plan of CTI;

•	(i)(a) incur any indebtedness for or enter into any contract for the incurrence of indebtedness, other than maintaining or replacing any letter of credit entered into in connection with disclosed real property leases or with equipment leases, or any intercompany indebtedness, or (b) incur any indebtedness for or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person (other than a wholly owned subsidiary); or (ii) authorize any capital expenditures or purchase of fixed assets which are in excess of $100,000 in the aggregate;

•	adopt or propose any change to its certificate of incorporation (including by filing a certificate of designation), certificate of formation, bylaws, partnership agreement, operating agreement or other similar organizational documents (whether by merger, consolidation, acquisition of stock or assets or otherwise);

•	acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances or capital contributions to or investments in any person;

•	sell, lease, assign, license, mortgage or otherwise transfer, or create or incur any lien (other than certain permitted liens), or pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the assets (including any intangible assets), licenses, operations, rights, securities, properties, interests or businesses of CTI and its subsidiaries;

•	enter into any contract that would have been considered a material contract required to be disclosed to Enghouse had it been entered into prior to the date of the Merger Agreement, amend or modify in any material respect or terminate or default under any material contract or otherwise waive, release or assign any material rights, claims or benefits of any of CTI or its subsidiaries thereunder;

•	change in any material respect any of CTI or its subsidiaries’ methods of accounting or accounting practices, policies or procedures;

•	settle or compromise, or offer or propose to settle or compromise, any claim if doing so would (i) require the payment of monetary damages by any of CTI or its subsidiaries after the date hereof of any amount in excess of $25,000 per claim or $100,000 in the aggregate for all such claims or (ii) involve any injunctive or other non-monetary relief which, in either case, imposes material restrictions on the business operations of CTI and its subsidiaries, taken as a whole;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

•	authorize or make any commitment to do any of the foregoing.

No Solicitation

CTI has agreed that, except as expressly permitted by the Merger Agreement, during the period from the date of the Merger Agreement until the earlier of the Share Acceptance Time and the termination of the Merger Agreement, it will not, and will cause its subsidiaries and its and their respective representatives to not, directly or indirectly:

•	solicit, initiate or intentionally encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute a Takeover Proposal (as defined below);

•	participate or engage in any discussions or negotiations with any person with respect to a Takeover Proposal;

•	otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations; or

•	enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to a Takeover Proposal or enter into any contract or agreement in principle requiring the company to abandon, terminate or fail to consummate the transactions contemplated hereby.

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However, prior to the Share Acceptance Time, CTI is not prohibited from furnishing information with respect to CTI and its subsidiaries to a person making a Takeover Proposal or engaging in discussions or negotiations with a person making a Takeover Proposal regarding such Takeover Proposal if: (i) CTI has received a written Takeover Proposal from a third party, (ii) CTI received such Takeover Proposal other than as a result of a breach or violation of the terms of the Merger Agreement, (iii) to the extent CTI is prohibited as a result of a confidentiality, non-disclosure or similar contract from disclosing to Enghouse or its representatives any discussions or negotiations between CTI or its representatives and such person, or any information that may be exchanged in connection with such discussions or negotiations, in each case as required by the provisions of the Merger Agreement, such person has provided CTI with a written acknowledgement that such discussions, negotiations and the information exchanged in connection therewith may be disclosed to Enghouse and its representatives to the extent required by the Merger Agreement (it being agreed that any inquiry by CTI or its subsidiaries or CTI’s representatives made solely to determine whether such confidentiality, non-disclosure or similar contract applies to discussions or negotiations between such person and CTI will not constitute a breach of the provisions of the Merger Agreement, and (iv) the CTI Board determines in good faith that (A) such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (B) that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of CTI under applicable law.

For purposes of the Merger Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any person or group relating to (i) any acquisition, purchase, or exclusive license of all or substantially all of CTI’s rights with respect to, in a single transaction or a series of transactions, of (1) assets of CTI (including capital stock of the subsidiaries of CTI) or any subsidiary of CTI representing twenty percent (20%) or more of the assets (measured by fair market value) of CTI and its subsidiaries, taken as a whole or to which twenty percent (20%) or more of CTI’s net revenues on a consolidated basis are attributable, or (2) twenty percent (20%) or more of the Shares, (ii) any transaction that, if consummated, would result in any person or group owning, directly or indirectly, or having the right to acquire, equity interests representing twenty percent (20%) or more of the voting power of CTI, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving CTI pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, twenty percent (20%) or more of any class of equity securities of CTI or of the surviving entity in a merger or the resulting direct or indirect parent of CTI or such surviving entity, (iv) the issuance or sale by CTI or its subsidiaries (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing twenty percent (20%) or more of the voting power of CTI, or (v) any combination of the foregoing, other than, in each case, the transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, “Superior Proposal” means any bona fide written Takeover Proposal which, if consummated, would result in any person becoming the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of eighty percent (80%) or more of the outstanding Shares or eighty percent (80%) or more of the assets of CTI and its subsidiaries, taken as a whole, which the CTI Board determines, after consultation with CTI’s financial advisor and outside legal counsel and taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the person making such proposal, if accepted, is reasonably capable of being consummated, and if consummated would result in a transaction that is more favorable to CTI’s stockholders, from a financial point of view, than the Offer and the Merger.

During the period from the date of the Merger Agreement until the Share Acceptance Time, CTI will as promptly as practicable notify Enghouse in the event that CTI or any of its subsidiaries or representatives receives any Takeover Proposal from any person or group (but no event later than twenty-four (24) hours after such receipt), which notice will set forth the material terms and conditions of any such Takeover Proposal and the identity of the person making such Takeover Proposal. CTI will keep Enghouse informed at Enghouse’s request or otherwise as promptly as practicable of any material change in the status of or material terms and conditions (including all material amendments or proposed material amendments conveyed to CTI or its representatives) of any such Takeover Proposal. CTI will not, and will cause its subsidiaries not to, enter into any contract with any person subsequent to the date of the Merger Agreement that prohibits CTI from providing the information described in this paragraph to CTI.

As of the date of the Merger Agreement, CTI has agreed to cease and cause to be terminated any solicitation, discussion or negotiation with any person conducted by CTI, its subsidiaries or any of their respective representatives with respect to any actual or potential Takeover Proposal and request that all confidential information provided by or on behalf of CTI or any of its subsidiaries to such person be returned or destroyed.

Nothing contained in the non-solicitation provisions of the Merger Agreement will prohibit CTI from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated by the SEC or (ii) making any disclosure to its stockholders if, in each case,

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the CTI Board determines, after consultation with CTI’s outside legal counsel, that failure to do so would reasonably be likely to be inconsistent with its fiduciary duties to the stockholders of CTI under applicable law.

CTI Board’s Recommendation; Change of Board Recommendation

The CTI Board has made the CTI Board Recommendation that the holders of the Shares accept the Offer, tender their Shares to us pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement. The CTI Board has also agreed to include the CTI Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the CTI Board Recommendation in this Offer to Purchase and documents related to the Offer.

In addition, except as expressly permitted by the Merger Agreement, neither the CTI Board nor any committee thereof may take any of the following actions (each, an “Adverse Recommendation Change”):

•	approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal;

•	withdraw, change, amend, modify or qualify in a manner adverse to Enghouse or us the Board Recommendation;

•	fail to include the Board Recommendation in (or remove it from) the Schedule 14D-9;

•	fail to recommend against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Enghouse, us or our affiliates) prior to the date that is five (5) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or recommend that the stockholders of CTI tender their respective Shares in such tender offer or exchange offer;

•	following the date any Takeover Proposal or any material modification thereto is first made public or sent or given to the stockholders of CTI, fail to issue a press release stating that the Board Recommendation has not changed within five (5) business days following Enghouse’s written request to do so; or

•	resolve, determine or publicly propose to do any of the foregoing.

However, if at any time prior to the Share Acceptance Time, CTI receives a Takeover Proposal which the CTI Board concludes in good faith constitutes a Superior Proposal, the CTI Board may at any time prior to the Share Acceptance Time, if it determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of CTI under applicable law, (i) effect an Adverse Recommendation Change with respect to such Superior Proposal and/or (ii) terminate the Merger Agreement; provided, however, that the CTI Board may not effect an Adverse Recommendation Change or terminate the Merger Agreement pursuant to this provision unless CTI shall have provided prior written notice to Enghouse, at least two (2) business days in advance of its intention to take such action (to the extent reasonably practicable), which notice shall specify the facts, circumstances and other conditions giving rise thereto, and prior to effecting such Adverse Recommendation Change, CTI shall have, and shall have caused its representatives to, during such two (2) business day period, negotiate with Enghouse in good faith (to the extent Enghouse desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that an Adverse Recommendation Change is no longer necessary.

Rule 14d-10(d) Matters

CTI has agreed that, prior to the Share Acceptance Time, it will (acting through the compensation committee of the CTI Board comprised solely of “independent directors” as defined in the NASDAQ Marketplace Rules) cause each agreement, arrangement or understanding which CTI or its subsidiaries, as of the date of the Merger Agreement, has entered into with any of its or their officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Efforts to Close the Transaction

Each of CTI, Enghouse and us have agreed to use reasonable best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated as promptly as reasonably practicable on the terms and subject to the conditions in the Merger Agreement. Without limiting the foregoing, (i) each of CTI, Enghouse and us

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shall use its reasonable best efforts to obtain, if applicable, all necessary actions or non-actions, waivers, consents, clearances and approvals from any governmental entity, and (ii) CTI, Enghouse and us shall cooperate with one another: (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state, foreign or local law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts material to CTI’s business in connection with the Merger Agreement, the Merger or the consummation of the other transactions contemplated thereby; and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain any such consents, permits, authorizations, approvals or waivers.

Each of CTI, Enghouse and us have agreed to give (or will cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement; provided, however that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any contracts of any of CTI or its subsidiaries in connection with consummation of the transactions contemplated by the Merger Agreement and seeking any such actions, consents, approvals or waivers.

We and Enghouse, on the one hand, and CTI, on the other hand, have agreed to (i) promptly notify the other parties of, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such person from a governmental entity and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a governmental entity; and (ii) keep the others reasonably informed of any developments, meetings or discussions with any governmental entity in respect of any filings, investigation, or inquiry concerning the Merger.

In the event that any litigation or other administrative or judicial action is commenced challenging any of the transactions contemplated hereby and such litigation, action or proceeding seeks to prevent, materially impede or materially delay the consummation of the Merger or any other transaction completed by the Merger Agreement, each of CTI, Enghouse and us shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

Enghouse has agreed that:

•	for six (6) years after the Effective Time, Enghouse will provide and recognize all rights to, and fully satisfy, assume and discharge all obligations of, or shall cause the Surviving Corporation to provide and recognize all rights to, and fully satisfy, assume and discharge, all obligations of, to indemnification of and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of the Merger Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of CTI, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in CTI’s certificate of incorporation or bylaws, the organizational documents of any subsidiary of CTI or any indemnification agreement between such Indemnified Party and CTI or any of its subsidiaries (in each case, as in effect on the date of the Merger Agreement). Such rights shall survive the Merger and shall, for a period of six (6) years after the Effective Time, not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party without the prior consent of the affected Indemnified Party. If written notice of a claim for indemnification pursuant to the relevant section of the Merger Agreement has been given prior to the expiration of the six (6) year period referenced above, then no amendment, repeal or modification of the relevant section of the Merger Agreement after such six (6) year period shall adversely affect the Indemnified Party’s rights in respect of such claim; and

•	In the event that Enghouse or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, or if Enghouse dissolves the Surviving Corporation, then, and in each such case, Enghouse shall cause proper provision to be made so that the applicable successors and assigns or transferees assume the obligations described above.

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Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to (i) access, (ii) confidentiality, (iii) matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, (iv) public announcements, and (v) stockholder litigation.

Termination of the Merger Agreement

The Merger Agreement may be terminated:

•	by mutual written consent of Enghouse and CTI at any time prior to the Effective Time;

•	by either of Enghouse or CTI if the Share Acceptance Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate the Merger Agreement will not be available to any party if the failure of such party (and in the case of Enghouse, the Purchaser) to perform any of its obligations under the Merger Agreement in any respect has been a principal cause of or resulted in the failure of the Offer to be consummated on or before the Outside Date;

•	by either of Enghouse or CTI if the Offer expires as a result of the non-satisfaction of any of the conditions to the Offer or is terminated or withdrawn pursuant to its terms in accordance with the Merger Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate the Merger Agreement will not be available to any party if the failure of such party (and in the case of Enghouse, the Purchaser) to perform any of its obligations under the Merger Agreement in any respect has been a principal cause of or resulted in the non-satisfaction of any of the conditions to the Offer or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

•	by either of Enghouse or CTI if any temporary restraining order, preliminary or permanent injunction or other judgment or ruling issued by any governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, prior to the Share Acceptance Time, the Shares pursuant to the Offer or, prior to the Effective Time, consummation of the Merger, shall have become final and nonappealable, or any law shall have been enacted or promulgated by any governmental entity which prevents the consummation of the Merger;

•	by Enghouse, prior to the Share Acceptance Time, if CTI shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would cause a failure of the Representations & Warranties Condition (as defined in Section 15—“Conditions to the Offer” below) and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the date that is thirty (30) business days from the date that CTI is notified in writing by Enghouse of such breach; provided, however, that Enghouse shall not have the right to terminate the Merger Agreement if Enghouse or the Purchaser is then in breach of any of its representations, warranties, covenants or agreements hereunder;

•	by CTI, prior to the Share Acceptance Time, if Enghouse or the Purchaser shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would have, individually or in the aggregate, have the effect of preventing or materiality impeding or materially delaying the consummation by Enghouse or the Purchaser of the Offer, the Merger or the other transactions contemplated hereby and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of the Outside Date and the date that is thirty (30) business days from the date that Enghouse is notified in writing by CTI of such breach; provided, however, that CTI shall not have the right to terminate the Merger Agreement if CTI is then in breach of any of its representations, warranties, covenants or agreements hereunder;

•	by Enghouse, prior to the Share Acceptance Time, if an Adverse Recommendation Change shall have occurred (such termination, a “Recommendation Change Termination”); and

•	by CTI, if the CTI Board shall have determined to enter into a definitive agreement to consummate a Superior Proposal, but only if CTI shall have complied with the non-solicitation provisions of the Merger Agreement and is otherwise permitted to accept the applicable Superior Proposal pursuant to such provisions (such termination, a “Superior Proposal Termination”).

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Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect without liability or obligation of any party, provided, however, that (i) none of the parties thereto will be relieved of any liability arising from any fraud or willful breach by such party of its covenants and agreements set forth in the Merger Agreement, (ii) upon certain events CTI may be required to pay the Company Termination Fee to Enghouse, as further described below and (iii) the parties thereto will, in all events, remain bound by and continue to be subject to the Confidentiality and Non-Disclosure Agreement, dated May 29, 2015, by and between Enghouse and Cherry Tree & Associates, LLC (the “Confidentiality Agreement”) and certain designated provisions of the Merger Agreement that survive termination, including access to information, public announcements, the effect of termination, fees and expenses and other miscellaneous provisions.

Company Termination Fee

A termination fee of $800,000 (the “Company Termination Fee”) will be payable under the following circumstances:

(i)	if the Merger Agreement is terminated by Enghouse pursuant to a Recommendation Change Termination;

(ii)	if the Merger Agreement is terminated by CTI pursuant to a Superior Proposal Termination; or

(iii)	if the Merger Agreement is terminated and, prior to the date of such termination, a Takeover Proposal shall have been publicly made to CTI or shall have been made directly to the stockholders of CTI generally or shall have otherwise become publicly known, and (A) on or before February 28, 2016, CTI enters into a definitive agreement to consummate and, within six (6) months following the date of such termination, consummates a Takeover Proposal, or (B) a tender or exchange offer or other Takeover Proposal is first publicly announced on or before February 28, 2016 and is consummated within six (6) months following the date of such termination (provided, however, that for purposes of this provision, the references to twenty percent (20%) in the definition of Takeover Proposal will be deemed to be references to at least a majority).

Specific Enforcement

We, Enghouse and CTI are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which we and they are entitled under the terms of the Merger Agreement, at law or in equity.

Fees and Expenses

Except as provided in this Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement— Company Termination Fee,” all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

Governing Law

The Merger Agreement is governed by Delaware law.

Confidentiality Agreement

The following summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference, which you may examine and copy as set forth in Section 8—“Certain Information Concerning Purchaser and Enghouse” above.

On May 29, 2015, Enghouse and Cherry Tree & Associates, LLC entered into the Confidentiality Agreement. Under the terms of the Confidentiality Agreement, Enghouse agreed, subject to certain exceptions, to keep confidential certain non-public information relating to CTI in connection with a possible transaction with CTI.

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Tender and Support Agreements

The following summary description of the Tender and Support Agreements is qualified in its entirety by reference to a form of such Tender and Support Agreements, a form of which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference, which you may examine and copy as set forth in Section 8—“Certain Information Concerning Purchaser and Enghouse” above.

Concurrently with entering into the Merger Agreement, we and Enghouse entered into Tender and Support Agreements with certain stockholders, including all the directors of CTI (collectively, the “Supporting Stockholders”). The Supporting Stockholders own, in the aggregate, indirectly or directly, Shares representing approximately 74.6% of all outstanding Shares, based upon information provided by CTI and the Supporting Stockholders, as set forth below:

Supporting Stockholder	Number of Shares
Michael J. Reinarts	2,900,791
Bengt A. Dahl	75,000
Thomas W. Grein	-
Salah H. Osseiran	18,182,655
John Birbeck	918,655
Siddhartha S. Rao	189,333
Nathan Habegger	12,358

The Tender and Support Agreements provide that each Supporting Stockholder will validly tender (or cause to be tendered) pursuant to the Offer its Shares pursuant to the terms of the Offer promptly following commencement of the Offer, but no later than ten business days following commencement of the Offer (with respect to any Shares directly or indirectly acquired subsequent to such tenth business day, no later than two business days after such acquisition).

In addition, each Supporting Stockholder has granted to, and appointed, Enghouse and any designee of Enghouse, such Supporting Stockholder’s proxy and attorney-in-fact, to vote the Shares, or to grant a consent or approval in respect of the Shares: (i) in favor of the Merger or any other transaction pursuant to which we or Enghouse proposes to acquire CTI, whether by tender offer, merger, or otherwise, in which stockholders of CTI would receive consideration per Share equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger, and/or (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including a merger, acquisition, sale, consolidation, reorganization or liquidation involving CTI and a third party, or any other proposal of a third party to acquire CTI.

Pursuant to the Tender and Support Agreements, the Supporting Stockholders have also agreed not to (i) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) take any other action, other than in Supporting Stockholder’s capacity as an officer or director of CTI (if applicable), that would in any way restrict, limit or interfere with the performance of Supporting Stockholder’s obligations under the Tender and Support Agreements or the transactions contemplated by the Tender and Support Agreements.

The Tender and Support Agreements terminate upon the earlier to occur of

(i) termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) an Adverse Recommendation Change in accordance with the Merger Agreement; (iv) the date of any amendment to the Merger Agreement that changes any terms of the Offer or the Merger without the prior written consent of such Supporting Stockholder that (A) reduces the Offer Price or the right to receive the Offer Price in cash, without interest or (B) changes the form of consideration payable in the Offer or the Merger; (v) the Offer shall have terminated or the Expiration Date shall have occurred, in each case, without acceptance for payment of the Shares pursuant to the Offer; or (vi) the mutual written consent of Enghouse and the Supporting Stockholder.

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Letter Agreement with Nathan Habegger

The following summary description of the letter agreement by and among CTI, Enghouse and Mr. Habegger (the “Letter Agreement”) is qualified in its entirety by reference to such Letter Agreement, a copy of which is filed as Exhibit (d)(4) to the Schedule TO and is incorporated herein by reference, which you may examine and copy as set forth in Section 8—“Certain Information Concerning Purchaser and Encana” above.

Pursuant to the Letter Agreement, (i) Mr. Habegger agreed to resign from his position as Chief Financial Officer of CTI immediately following the Effective Time; (ii) Mr. Habegger agreed to provide transition services to Enghouse as an independent contractor for three (3) months following the Effective Time for a fee of $20,000 per month; and (iii) CTI agreed to pay to Mr. Habegger a one-time special cash bonus equal to $100,000 as compensation for services provided by Mr. Habegger in connection with the transactions contemplated by the Merger Agreement, including the transition services to be provided to Enghouse following the Effective Time.

12.	Purpose of the Offer; Plans for CTI; Other Matters.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, CTI while allowing CTI’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. We and CTI have agreed to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement.

Holders of Shares who tender their Shares pursuant to the Offer will cease to have any equity interest in CTI and will no longer participate in the future growth of CTI. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in CTI and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

Plans for CTI

The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, we will be merged with and into CTI and that, following the Merger and until thereafter amended, (i) our certificate of incorporation in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to the name of CTI, and (ii) our bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to the name of CTI. See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—Certificate of Incorporation; Bylaws.”

From and after the Effective Time, until successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the officers of CTI immediately prior to the Effective Time will be the officers of the Surviving Corporation and (ii) our directors immediately prior to the Effective Time will be the directors of the Surviving Corporation. See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—Changes of Directors and Officers in Connection with the Offer and the Merger.”

It is expected that, initially following the Merger, the business and operations of CTI will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Enghouse will continue to evaluate the business and operations of CTI during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing, including running the business and operations of CTI as an indirect wholly owned subsidiary, as of and following the Effective Time.

Except as described above or elsewhere in this Offer to Purchase, neither we nor Enghouse has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving CTI or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of CTI or any of its subsidiaries, (iii) any change in the CTI Board or management of CTI, (iv) any material change in CTI’s capitalization or (v) any other material change in CTI’s corporate structure or business.

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Stockholder Approval

Under the DGCL and CTI’s organizational documents, the approval of the CTI Board is required for the adoption of the Merger Agreement and the consummation of the Merger, and the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a single class, is required to adopt and approve the Merger Agreement and the Merger, unless the “short-form” merger is available. CTI has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by CTI and the consummation by CTI of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of CTI, subject to the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required under applicable law.

13.	Certain Effects of the Offer.

Market for Shares. If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Enghouse and CTI intend to consummate the Merger as promptly as practicable after the consummation of the Offer.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. As a result, CTI currently files periodic reports on account of the Shares. Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Enghouse and CTI will consummate the Merger as promptly as practicable. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of CTI’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, CTI may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) CTI is not otherwise required to furnish or file reports under the Exchange Act.

OTC Bulletin Board Quotation. The Shares are not listed or traded on any national exchange. The Shares are over-the-counter securities quoted on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last-sale prices, and volume information for OTC securities. The OTC Bulletin Board is not a listing service, market, or exchange. To be eligible for quotation on the OTC Bulletin Board, issuers must remain current in their filings with the SEC or applicable regulatory authorities. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are no longer eligible for quotation on the OTC Bulletin Board, the market for Shares may be adversely affected.

14.	Dividends and Distributions.

As described in Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of CTI,” the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Share Acceptance Time or the termination of the Merger Agreement pursuant to its terms, except as expressly required by the Merger Agreement, as required by applicable law, or otherwise with the prior written consent of Enghouse, CTI will not, and will not permit any of its subsidiaries to, declare, set aside, make or pay any dividend or other distribution with respect to the outstanding Shares.

15.	Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), will not be obligated to pay for, or may delay acceptance or payment for, any validly tendered Shares pursuant to the Offer if, at the Expiration Date:

•	the Minimum Condition has not been satisfied;

•	there is pending any suit, action or proceeding by any governmental entity of competent jurisdiction against Enghouse, us or CTI or any subsidiary of CTI in connection with the Offer or the Merger, (A) seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, or (B) seeking to prohibit or impose material limitations on the ability of us or CTI, or otherwise to render us or Enghouse unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger;

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•	there is any restraint or law enacted, entered, enforced or promulgated by any government entity of competent jurisdiction to the Offer or the Merger, that has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger;

•	CTI has breached or failed to perform or comply in any material respect with any of its covenants or agreements under the Merger Agreement to be performed or complied with by it under the Merger Agreement on or prior to the Share Acceptance Time and such breach or failure shall not have been cured (the “Covenant Condition”);

•	any of the following conditions (collectively, the “Representations & Warranties Conditions”) have not been satisfied: (i) the representations and warranties of CTI contained in Section 4.01(c), the first sentence of Section 4.01(g) of the Merger Agreement and the representations and warranties of CTI elsewhere in the Merger Agreement that are qualified by Material Adverse Effect are not true and correct in all respects as of such Expiration Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); (ii) the representations and warranties of CTI contained in the Merger Agreement that are not qualified by Material Adverse Effect (other than representations and warranties contained in Section 4.01(d)(i), Section 4.01(i)(ii) and Section 4.01(s) of the Merger Agreement) are not true and correct in all respects as of such Expiration Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect, without regard to any “materiality” or similar qualifications or exceptions therein; and (iii) the representations and warranties of CTI contained in Section 4.01(d)(i), Section 4.01(i)(ii) and Section 4.01(s) of the Merger Agreement are not true and correct in all material respects as of such Expiration Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), without regard to any “materiality” or similar qualifications or exceptions therein);

•	Enghouse has not received a certificate executed on behalf of CTI by its Chief Executive Officer to the effect that the Representations & Warranties Conditions and the Covenant Condition have been duly satisfied;

•	the Merger Agreement has been validly terminated in accordance with its terms;

•	the holders of a number of Shares that, together with the Shares directly or indirectly owned by us and Enghouse as of such Expiration Date, represents at least sixty-seven percent (67%) of all of CTI’s outstanding Shares immediately prior to such Expiration Date, have not entered into support agreements substantially as described in “The Merger Agreement; Other Agreements—Tender Support Agreements.”

The foregoing conditions are for the sole benefit of Enghouse and us and may be waived by Enghouse and us, in whole or in part at any time and from time to time, in the sole discretion of Enghouse and us; provided that the Minimum Condition may be waived by Enghouse and us only with the prior consent of CTI.

16.	Adjustments to Prevent Dilution.

In the event that, notwithstanding CTI’s covenants to the contrary (See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of CTI”), between the date of the Merger Agreement and the Effective Time, the Shares are changed into, or exchanged for, a different number or class of shares by reason of any stock dividend, split, combination, subdivision or reclassification of shares, reorganization, recapitalization or other similar transaction during such period, the Offer Price and the consideration payable in the Merger will be adjusted to the extent appropriate to fairly reflect the effects of such transaction.

17.	Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 17, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our and Enghouse’s review of publicly available filings by CTI with the SEC and other information regarding CTI, we are not aware of any governmental license or regulatory permit that appears to be

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material to CTI’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, any such approval or other action, if needed, may not be obtained or may not be obtained without substantial conditions, and failure to obtain any such approvals or take any such other actions might result in adverse consequences to CTI’s business, or might result in a requirement to dispose of certain parts of CTI’s business, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—“Conditions to the Offer.”

State Takeover Statutes

A number of states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

We are not aware of any state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third-party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—“Conditions to the Offer.”

Antitrust Compliance

Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We do not believe the requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

At any time before or after our acquisition of Shares pursuant to the Offer and the Merger, the Antitrust Division, the FTC, or others (including states and private parties) could nonetheless take action under the antitrust laws, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, or seeking the divestiture of Shares acquired by us or the divestiture of substantial assets of CTI or its subsidiaries. There can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made or, if such a challenge is made, regarding the result thereof.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) properly follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to

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have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value, in lieu of the consideration that such holder of Shares would be entitled to receive pursuant to the Merger Agreement.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

As described more fully in Section 262 of the DGCL, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•	within 20 days after the date of mailing of a notice of appraisal rights, deliver to CTI a written demand for appraisal of Shares held, which demand must reasonably inform CTI of the identity of the stockholder and that the stockholder is demanding appraisal of such stockholder’s Shares;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the proxy statement to be filed by CTI related to the adoption of the Merger Agreement by the stockholders of CTI, unless the Merger is consummated as a “short-form” merger pursuant to Section 253 of the DGCL, in which case they will be set forth in the notice of merger.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18.	Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither we nor Enghouse will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

19.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

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No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We and Enghouse have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by CTI pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the CTI Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and CTI may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

NEW ACQUISITIONS CORPORATION

November 4, 2015

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ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF ENGHOUSE SYSTEMS LIMITED

Set forth in the table below are the names, current principal occupations and material positions held during the past five years for each of the directors and executive officers of Enghouse Corporation. The business address and telephone number for each director and executive officer of Enghouse Systems Limited is: 80 Tiverton Court, Suite 800 Markham, Ontario, Canada, L3R 0G4, telephone (905) 946-3200.

Each director and executive officer of Enghouse Systems Limited is a citizen of Canada.

During the past five years, to the best of our knowledge and belief, and after reasonable inquiry, we do not believe that any of the persons listed below have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor have they been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that has resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

DIRECTORS OF ENGHOUSE SYSTEMS LIMITED

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Stephen Sadler	2000 – Present	Chairman of Board of Directors, Enghouse Systems Limited

	2000 – Present	Chief Executive Officer, Enghouse Systems Limited

	1997 – Present	Corporate Director, Open Text Corporation
275 Frank Tompa Drive,
Waterloo, Ontario, Canada, N2l 0A1

Eric Demirian	2004 – Present	Corporate Director, Enghouse Systems Limited

	2003 – Present	President, Parklea Capital Inc.
100 King Street West, Suite 5700, Toronto, Ontario, Canada, M5X 1C7

	2011 – Present	Non-Executive Chair, The Descartes Systems Group Inc.
120 Randall Drive, Waterloo, Ontario, Canada, N2V 1C6

	2013 – Present	Corporate Director, Redline Communications Group Inc.
302 Town Centre Boulevard, 4th Floor, Markham, Ontario, Canada, L3R 0E8

	2010 – Present	Corporate Director, Imax Corporation
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1

A-1

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
John Gibson	2004 – Present	Corporate Director, Enghouse Systems Limited

	1968 – Present	President & Chief Executive Officer, E.E.S. Financial Services Ltd.
6090 York Regional Road 7, Markham, Ontario, Canada, L3P 3B1

Reid Drury	2000 – Present	Corporate Director, Enghouse Systems Limited

	1997 – Present	Partner, Polar Capital Corporation
401 Bay Street, Suite 1900, P.O. Box 19, Toronto, Ontario, Canada, M5H 2Y4

Pierre Lassonde	2000 – Present	Corporate Director, Enghouse Systems Limited

	2007 – Present	Chairman of the Board, Franco-Nevada Corp.
199 Bay Street, Suite 2000, P.O. Box 285, Commerce Court Postal Station, Toronto, Ontario, Canada, M5L 1G9

	2008 – Present	Corporate Director, New Gold Inc.
555 Burrard Street, Suite 1800, Two Bentall Centre, Box 212, Vancouver,
British Columbia, Canada, V7X 1M9

Paul Stoyan	2006 – Present	Corporate Director, Enghouse Systems Limited

	1992 – Present	Chairman, Gardiner Roberts LLP (law firm)
40 King Street West, Suite 3100, Toronto, Ontario, Canada, M5H 3Y2

	2010 – Present	Corporate Director, Element Financial Corporation
161 Bay Street, Suite 4600, Toronto, Ontario, Canada, M5J 2S1

A-2

EXECUTIVE OFFICERS OF ENGHOUSE SYSTEMS LIMITED

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Stephen Sadler	2000 – Present	Chairman of Board of Directors, Enghouse Systems Limited

	2000 – Present	Chief Executive Officer, Enghouse Systems Limited

Craig Wallace	2013 – Present	Chief Operating Officer, Enghouse Systems Limited

	2012 – Present	Chairman, Atomic Reach Inc.
404-672 Dupont Street, Toronto, Ontario, Canada, M6G 1Z7

	2009 – 2011	Senior Vice President, Ganz Studios
1 Pearce Road, Woodbridge, Ontario, Canada, L4L 3T2

Douglas C. Bryson	1998 – Present	Vice President, Finance & Administration, Enghouse Systems Limited

Todd May	2008 – Present	Vice President & General Counsel, Enghouse Systems Limited

Sam Anidjar	2013 – Present	Vice President, Corporate Development, Enghouse Systems Limited

	2009 – 2012	Principal, Management & Advisory Services

Geoff Bartle	2013 – Present	Vice President, Corporate Information Systems, Enghouse Systems Limited

	2010 – 2013	Senior Manager, TriNet HR Corporation
1100 San Leandro Boulevard, Suite 400, San Leandro, California, U.S.A., 94577

A-3

ANNEX B

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PURCHASER

Set forth in the table below are the names, current principal occupations and material positions held during the past five years for each of the directors and executive officers of New Acquisitions Corporation. The business address and telephone number for each director and executive officer is: Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, telephone (905) 946-3200.

Each director and executive officer of Enghouse Systems Limited is a citizen of Canada.

During the past five years, to the best of our knowledge and belief, and after reasonable inquiry, we do not believe that any of the persons listed below have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor have they been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that has resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years		Director/Officer Since
Stephen Sadler Director and President	2000 – Present 2000 – Present	Chairman of Board of Directors, Enghouse Systems Limited Chief Executive Officer, Enghouse Systems Limited	October 2015

B-1

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF CTI OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:

By mail:	By courier or by registered mail:

American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue, Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue, Brooklyn, New York 11219

Other Information:

The Information Agent may be contacted at the address and telephone numbers set forth below for questions and/or requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co.

An ASTOne Company

48 Wall Street

New York, NY 10005

Stockholders May Call Toll Free: (866) 721-1618

E-mail: infoagent@dfking.com